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                                                                    EXHIBIT 99.1


PRESS CONTACTS:

Sherry Manno
broadcast.com
214.748.6660 ext. 2156

FOR IMMEDIATE RELEASE

                       BROADCAST.COM TO ACQUIRE SIMPLENET
          Broadcast.com Expands Into Internet Broadcasting Services for
                         Consumers and Small Businesses


         DALLAS, Texas - November 17, 1998 - Broadcast.com (Nasdaq: BCST) today announced it has signed a definitive agreement to acquire Simple Network Communications, Inc., a premier provider of Web hosting services. The acquisition will accelerate the expansion of broadcast.com's Internet broadcasting services into the consumer and small business markets, while increasing broadcast.com's network infrastructure.

         Under the terms of the agreement, broadcast.com will issue shares of broadcast.com common stock valued at approximately $20.75 million. The transaction is intended to be accounted for as a pooling of interests. The acquisition, which is subject to certain conditions, is expected to be completed in the fourth quarter of 1998. Following the acquisition, SimpleNet will be a wholly owned subsidiary of broadcast.com.

         "The acquisition of SimpleNet strengthens broadcast.com's position as a leading portal and destination for video and audio on the Web, by giving us access to the consumer and small business markets, two markets with significant growth potential for audio and video streaming," said Mark Cuban, president of broadcast.com. "By leveraging SimpleNet's worldwide customer base, we hope to deliver the power of Internet broadcasting to people everywhere, from large corporations to individual consumers."

         Broadcast.com and SimpleNet will work together to introduce self-service audio and video streaming to customers of SimpleNet's Web hosting service. Users will be able to create and broadcast their own personalized audio and video programming, including Internet-only radio and television shows, business presentations, or home movies, which will be accessible within minutes of setting up their service.

         "We are pleased to be joining the leading aggregator and broadcaster of streaming media programming on the Web," said Robert Bingham, president and CEO of Simple Network Communications. "Through this transaction, we can differentiate SimpleNet's Web hosting services by leveraging broadcast.com's sales and marketing expertise and extending the company's Internet broadcasting services to our client base of over 15,000 consumer and small business accounts in over 100 countries."

         Todd Wagner, chief executive officer of broadcast.com added: "The addition of SimpleNet's Internet access facility provides redundancy and increases broadcast.com's leading



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Internet broadcast network infrastructure. The design of SimpleNet's infrastructure fits well within our unicast network strategy to be multi-homed to major backbone providers for delivery of our audio and video programming."

         SimpleNet (http://www.simplenet.com) provides a full selection of Web hosting services to consumers and small businesses. Customers can select from a menu of options to customize their web sites, including email and electronic commerce services. Visitors to its customers' web sites make SimpleNet one of the top 20 most trafficked Web sites on the Internet, according to Media Metrix. SimpleNet has developed a reliable and expandable network with access to large quantities of bandwidth. The company has a multi-tier Internet access facility that combines the networks of leading upstream Internet service providers (ISPs) including @Home, Frontier Global Center, GTE Internetworking, Sprint, UUNET and Verio. In addition, this connectivity is also carried through five divergent competitive access providers (CAPs) including MFS/WorldCom, ICG, TCG, WinStar and PacBell.

ABOUT BROADCAST.COM

         Broadcast.com (Nasdaq: BCST) is the leading aggregator and broadcaster of streaming media programming on the Web with the network infrastructure and expertise to deliver or "stream" hundreds of live and on-demand audio and video programs over the Internet or intranets to hundreds of thousands of users. The broadcast.com Web sites offer a large and comprehensive selection of programming, including sports, talk and music radio, television, business events, full-length CDs, news, video, commentary and full-length audiobooks, serving an average of over 520,000 unique users per day. Broadcast.com broadcasts on the Internet 24 hours a day, seven days a week, and its programming includes more than 370 radio stations and networks, 30 television stations and cable networks, and game broadcasts and other programming for over 420 college and professional sports teams. Broadcast.com also provides Internet and intranet broadcasting services to businesses and other organizations, including turnkey production of live and archived press conferences, earnings conference calls, investor conferences, trade shows, stockholder meetings, product introductions, training sessions, distance learning telecourses and media events. For more information on broadcast.com and its live and on-demand programming, visit http://www.broadcast.com.

         ###

         This announcement contains forward looking statements that involve risks and uncertainties, including those relating to broadcast.com's ability to successfully complete the acquisition of SimpleNet, to leverage SimpleNet's access to the consumer and small business markets and to effectively integrate SimpleNet's operations. More information about potential factors which could affect broadcast.com's business and financial results is included in the Company's quarterly reports on Form 10-Q on file with the Securities and Exchange Commission (www.sec.gov). The Company cautions investors that its business and financial performance are subject to substantial risks and uncertainties.

         Broadcast.com is a trademark of broadcast.com inc. All other names mentioned are trademarks of their respective companies.



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